Exhibit 99.1

September 25, 2006

Media General Completes Sale of KWCH-TV in Wichita to Schurz Communications

Richmond, Va., and South Bend, Ind. – Media General, Inc. (NYSE: MEG) and Schurz Communications, Inc. today announced the completion of Schurz’s previously announced purchase of Media General’s CBS television station KWCH in Wichita, Kan., including satellite stations KBSD in Dodge City, Kan., KBSH in Hays, Kan., and KBSL in Goodland, Kan. The final sales price was approximately $75 million, including working capital.

Marshall N. Morton, president and chief executive officer of Media General said, “We are pleased to complete the sale of KWCH ahead of schedule following a smooth regulatory approval process. We thank our former employees for their dedicated service and wish them well.”

A definitive agreement with Schurz Communications was announced on July 28, 2006, and separate agreements were signed on August 1, 2006 to sell WIAT in Birmingham, Ala., and KIMT in Mason City, Iowa, to New Vision Television, LLC, of Atlanta, and WDEF in Chattanooga, Tenn., to Morris Multimedia, Inc., of Savannah, Ga.

Media General expects to close on the sale of the remaining stations in October 2006. Net proceeds after tax from all sales are expected to be approximately $125 million and will be used for debt repayment.

Media General’s third-quarter outlook for Broadcast time sales, provided on September 14, 2006, excluded all of the stations held for sale, which have been accounted for as discontinued operations since the second quarter of 2006.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets currently include 26 network-affiliated television stations that reach more than 33 percent of the television households in the Southeast and nearly 10 per cent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.